Exhibit 99.1

CONTACT:                       Alexander C. Kinzler

                                            President and Chief Operating Officer

                                            Russell M. Gifford

                                            Executive Vice President and Chief Financial Officer

                                            Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS YEAR-END RESULTS

AND DECLARES DIVIDEND

HONOLULU, HAWAII, December 8, 2003 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $500,000 ($0.36 per share - diluted) for the quarter ended September 30, 2003, as compared to net earnings of $320,000 ($0.24 per share — diluted) for the quarter ended September 30, 2002.  For the year ended September 30, 2003, Barnwell reported net earnings of $2,320,000 ($1.69 per share - diluted), as compared to net earnings of $40,000 ($0.03 per share — diluted) for the year ended September 30, 2002.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings increased due to increases in oil and natural gas prices as compared to the prior year, which resulted in higher revenues.  Additionally, Barnwell’s natural gas production in the three months ended September 30, 2003 increased 8% as compared to the same three months in 2002 due to new production from the Company’s recent drilling programs.  In fiscal 2003, the Company invested $11,059,000, a 141% increase from fiscal 2002, in oil and gas exploration and development, participating in the drilling of 65 gross wells, or 14.7 net wells, of which 53 gross wells, or 11.1 net wells, were successful.  Thirty-two of these 65 wells were on prospects developed by Barnwell.

“The results for the year ended September 30, 2003 reflect the sale of land development rights by Kaupulehu Developments, Barnwell’s 77.6% owned real estate general partnership, in the first quarter.  The Company accounts for development rights under option under the cost recovery method where no operating profit is recognized until cash received exceeds costs and estimated future costs associated with the development rights.

“As of September 30, 2003, Kaupulehu Developments owns an additional approximately 110 acres of land development rights under option with another eight payments due on each December 31 of years 2003 to 2010.  If any annual option payment is not made, the then remaining development right options will expire.  There is no assurance that any portion of the remaining options will be exercised.  Additionally, Kaupulehu Developments is negotiating with an independent third party interested in developing Kaupulehu Developments’ approximately 870 leasehold acres of land zoned resort/residential which are located adjacent to and north of the Four Seasons Resort Hualalai at Historic Ka’upulehu on the Island of Hawaii.  The independent third party and Kaupulehu Developments have made significant progress in negotiation of a revised development agreement and residential fee simple purchase prices with the lessor of the property.  Management cannot predict the outcome of these negotiations.”

Barnwell Industries, Inc. also announced today that its Board of Directors has declared a dividend of $0.20 per share payable January 6, 2004, to stockholders of record on December 22, 2003.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

	(Audited) Year ended September 30,		(Unaudited) Three months ended September 30,
	2003	2002	2003	2002
Revenues	$23,680,000	$15,880,000	$5,570,000	$4,170,000

Net earnings	$2,320,000	$40,000	$500,000	$320,000

Earnings per share — basic	$1.76	$0.03	$0.38	$0.24

Earnings per share — diluted	$1.69	$0.03	$0.36	$0.24

Weighted average shares and equivalent shares outstanding:
Basic	1,314,510	1,313,915	1,314,510	1,314,510

Diluted	1,369,595	1,357,181	1,375,985	1,356,919